Exhibit 10.37

Summary of Compensation for Named Executive Officers for Fiscal 2014

The following represents the 2014 salary and target bonus applicable to our executive officers:

Named Executive	2014 Base Salary($)	2014 Target Bonus($)
Arthur G. Dauber	130,000	28,000	(a)
Charles M. Dauber	325,000	150,000
Neal T. Hare	200,000	100,000
James J. Steffek	200,000	100,000
Andrew L. Puhala	200,000	60,000

(a) Estimated based on 2013 performance.

Actual bonus amounts payable to each executive will be based on the achievement of 2014 Company and individual performance goals established for each executive. Targeted performance must be achieved at the 70% to 75% level for that component of the bonus to be earned and must be achieved at the 100% level for the full bonus to be earned. Some of each executive’s individual goals may require a subjective evaluation and judgment with respect to achievement of these goals. Company performance targets make up approximately 75% of total bonus with individual goals encompassing the remainder.

In connection with the 2014 salary and target bonus established our executive officers, the following were awarded restricted stock units under the 2007 Employee Stock Incentive Plan. Each restricted stock unit is issued one share of common stock upon conversion to common stock:

Named Executive	Restricted Stock Units
Charles M. Dauber	80,000
Andrew L. Puhala	14,000

Vesting of all of Mr. Dauber’s 2014 restricted stock unit award and 11,200 of Mr. Puhala’s restricted stock unit award is subject to vesting based on achievement of the 2014 Company and individual performance goals established for each executive. Vesting of 2,800 of the restricted stock units granted to Mr. Puhala are subject to only continuing employment. The vested restricted stock units convert into common stock on a one-to-one basis in four equal annual installments from the date of grant and are subject to a continuing employment obligation through the date of conversion.